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                                                                      EXHIBIT 99

Contacts:

David J. Gury, Chairman,             Lucy L. Morrison
President and CEO, Nabi              Manager
Alfred J. Fernandez, Sr. VP, CFO,    Feinstein Kean Partners, Inc.
Nabi                                 (617) 577-8110
(561) 989-5800


FOR IMMEDIATE RELEASE

                                  NABI ADOPTS
                     PREFERRED STOCK PURCHASE RIGHTS PLAN


Boca Raton, Florida, August 4, 1997 - Nabi (Nasdaq: NABI) announced today that its Board of Directors adopted a Preferred Stock Purchase Rights Plan designed to ensure that all Nabi stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to deter abusive takeover tactics. "While we are not aware of any plans to purchase part or all of Nabi, we believe the adoption of the Rights Plan is a prudent step," said David J. Gury, Nabi's Chairman, President and CEO. The Rights Plan is intended to enable all Nabi stockholders to realize the long-term value of their investment in the Company.

Pursuant to the Rights Plan, one share purchase right will be distributed for each share of Nabi common stock held as of the close of business on August 27, 1997. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $70.00 per share. The Rights, which expire August 1, 2007, will be exercisable only if a person or group acquires 15% or more of Nabi's common stock or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the common stock. Until the Rights become exercisable, they will trade with the Company's common stock as a unit. The Rights distribution is not taxable to stockholders. A summary of the Rights Plan will be mailed to stockholders following the August 27, 1997 record date.

If after the public announcement that a person or group has acquired 15% or more of Nabi's common stock, Nabi is acquired in a merger or other business combination transaction, or sells or otherwise transfers 50% or more of the value of its assets or earning power, holders of Rights will be entitled to purchase, for $70.00 per Right, shares of the acquiring company's stock having a market value at that time of $140.00. In addition, if a person or group acquires 15% or more of Nabi's outstanding common stock, otherwise than pursuant to a cash tender offer for all shares in which such person or group increases its ownership to 90% or more of the outstanding shares of common stock, holders of Rights (other than such person or group) will

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be entitled to purchase, for $70.00 per Right, shares of Nabi's common stock having a market value of $140.00.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of preferred stock) per Right. This provision will have an economically dilutive effect on the acquiror, and provide a corresponding benefit to the remaining Rights holders without requiring such holders to go through the process and expense of exercising their Rights.

Prior to the first public announcement of the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock (but not thereafter), the Rights are redeemable for $.01 per Right at the option of the Board of Directors.


Nabi, a fully integrated biopharmaceutical company, has a broad product portfolio and significant R&D capabilities focused on the development and commercialization of products that prevent and treat autoimmune and infectious diseases. Nabi currently has 10 clinical trials underway, testing products for indications including HIV; hepatitis viruses; staph infections; and cytomegalovirus. Nabi also has three immunotherapeutic products already on the market: H- BIG(R), for the prevention of hepatitis B; WinRho SD(R), for the treatment of immune thrombocytopenic purpura [ITP, an immune platelet disorder]; and Autoplex T(R), for the treatment of hemophilia.

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